SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          COMMISSION FILE NUMBER: 0-19912

                         SIGNATURE BRANDS USA, INC.
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               7005 COCHRAN ROAD, GLENWILLOW OHIO, 44139-4312
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 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   COMMON STOCK, PAR VALUE $.01 PER SHARE
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                    NONE
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 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                   UNDER SECTION 13(A) OR 15(D) REMAINS)

 PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

           RULE 12G-4(A)(1)(I)    (X)            RULE 12H-3(B)(1)(I) (X)
           RULE 12G-4(A)(1)(II)   ( )            RULE 12H-3(B)(1)(II)( )
           RULE 12G-4(A)(2)(I)    ( )            RULE 12H-3(B)(2)(I) ( )
           RULE 12G-4(A)(2)(II)   ( )            RULE 12H-3(B)(2)(II)( )
                                                 RULE 15D-6          ( )

 APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
 DATE: ________1________________
 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, FIRST ALERT, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                    SIGNATURE BRANDS USA, INC.

 DATE: APRIL 6, 1998                BY:    /s/ David C. Fannin
                                       ------------------------------------
                                       David C. Fannin
                                       Executive Vice President, General
                                         Counsel and Secretary

 Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.